EXHIBIT 99

For Further Information:

Investor Contact:	Gary Frazier
(203) 459-6674
gfrazier@oxfordhealth.com

Media Contact:	Maria Gordon Shydlo
(203) 459-7674
mshydlo@oxfordhealth.com

FOR IMMEDIATE RELEASE

OXFORD HEALTH PLANS, INC. COMPLETES

$450 MILLION FINANCING

TRUMBULL, CONN. (April 25, 2003) – Oxford Health Plans, Inc. (NYSE: OHP) reported today that the Company has completed a previously announced $400 million six-year variable rate term loan and a $50 million revolving credit facility. The net proceeds of the term loan will be used to fund the Company’s $208 million obligation on the previously announced $225 million settlement of the Company’s 1997 securities class action litigation, to refinance approximately $120 million of existing debt and for general corporate purposes. The new $50 million revolving credit facility replaces the Company’s existing $50 million revolving credit facility.

Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals primarily in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford’s services include traditional health maintenance organizations, point-of-service plans, Medicare plans and third party administration of employer-funded benefit plans.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements concerning use of proceeds from the $450 million financing and other statements contained herein regarding matters that are not historical facts, are forward-looking statements as defined in the Securities Exchange Act of 1934; and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	Changes in Federal or State regulation relating to health care and health benefit plans, including proposed patient protection legislation and mandated benefits.
•	The state of the economy.
•	Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point-of-service plans and new drugs and technologies.
•	Competitive pressure on the pricing of the Company’s products, including acceptance of premium rate increases by the Company’s commercial groups.
•	Higher than expected administrative costs in operating the Company’s business and the cost and impact on service of changing technologies.
•	The ability of the Company to maintain risk transfer, risk sharing, incentive and other provider arrangements and the resolution of existing and future disputes over the reconciliation’s and performance under such arrangements.
•	Any changes in the Company’s estimates of its medical costs and expected cost trends.
•	The impact of future developments in various litigation, regulatory proceedings and other governmental action (including the periodic examination, investigation and review of the Company by various Federal and State authorities).
•	The Company’s ability to renew existing members and attract new members.
•	The Company’s ability to develop processes and systems to support its operations and any future growth and administer new health care benefit designs.
•	Any future acts or threats of terrorism or war.

•	Those factors included in the discussion under the caption “Cautionary Statement Regarding Forward-Looking Statements” in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.